UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

SCHEDULE 14A

_____________________________

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

OPTIMIZERX CORPORATION

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of Annual Meeting of Stockholders

Date and Time

Thursday, June 9, 2022 at 10:00 a.m. (EDT)

Meeting Access

Live Webcast:
www.virtualshareholdermeeting.com/OPRX2022

Record Date

April 14, 2022

Items of Business

•       Proposal 1: Election of six directors, as described in the accompanying proxy statement.

•       Proposal 2: Advisory approval of the compensation of OptimizeRx’s named executive officers.

YOUR VOTE IS IMPORTANT

visiting ***www.proxyvote.com***

mailing your signed proxy card or voting instruction form

calling 1-800-690-6903

•       Proposal 3: Ratification of UHY LLP as OptimizeRx’s independent registered public accounting firm for the 2022 fiscal year.

•       Consideration of any other business properly brought before the annual meeting.

Due to the ongoing public health impact of the COVID-19 pandemic, this year’s annual meeting will be a virtual meeting conducted via live webcast. The annual meeting format will be a live audio webcast where you can view presentation materials made available online. There will be no physical in-person meeting. Additional information regarding attending the annual meeting, voting your shares and submitting questions in advance of the annual meeting can be found in the proxy statement.

Eligibility to Vote

Only stockholders of record as of the close of business on April 14, 2022 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

This Notice of Annual Meeting of Stockholders, the proxy statement, form of proxy and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 are being distributed and made available to our stockholders on or about April 25, 2022.

Your vote is important. Whether or not you attend the meeting, we urge you to vote promptly.

By Order of the Board of Directors

/s/ Gus D. Halas
Gus D. Halas
Rochester, MI	Chairperson
April 25, 2022

This Notice of Annual Meeting of Stockholders, the proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 are available at www.proxyvote.com.

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting. References in this proxy statement to the “Company,” “OptimizeRx,” “we,” “us,” and “our” refer to OptimizeRx Corporation, a Nevada company. This proxy statement, form of proxy and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 are being distributed and made available to our stockholders on or about April 25, 2022. Our principal executive offices are located at 400 Water Street, Suite 200 Rochester, MI 48307.

Annual Meeting Information

Date and Time:	June 9, 2022 at 10:00 a.m., Eastern Daylight Time
Meeting Access:	Live Webcast: www.virtualshareholdermeeting.com/OPRX2022
Record Date:	April 14, 2022
Voting:	Stockholders have one vote per share on all matters presented at the annual meeting

Due to the ongoing public health impact of the COVID-19 pandemic, this year’s annual meeting will be a virtual meeting conducted via live webcast. You will be able to attend the annual meeting and vote your shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/OPRX2022. The annual meeting format will be a live audio webcast where you can view presentation materials made available online. There will be no physical in-person meeting. You may submit questions in advance of the meeting via the internet at www.proxyvote.com when you vote your shares. You can submit a question up to 11:59 p.m. EDT on June 8, 2022. Please see “Questions and Answers About the Annual Meeting” for more information regarding the annual meeting.

Even if you plan to attend the virtual annual meeting, please vote in advance so that your vote will be counted if you later decide not to attend the virtual annual meeting.

Voting Matters and the Board’s Recommendation

Agenda Item	Board Vote Recommendation	Page Reference
Election of six directors	FOR each Director Nominee	5
Advisory approval of the compensation of OptimizeRx’s named executive officers	FOR	30
Ratification of UHY LLP as OptimizeRx’s independent registered public accounting firm for the 2022 fiscal year	FOR	33

In addition to these matters, stockholders may be asked to vote on such other business as may properly come before the annual meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive these proxy materials?

This proxy statement, form of proxy and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 are being distributed and made available to our stockholders starting on or about April 25, 2022. We are providing these proxy materials in connection with the solicitation by the Board of proxies to be voted at our 2022 Annual Meeting of Stockholders and at any adjournment or postponement of the meeting.

When and where will the annual meeting be held?

Date	Thursday, June 9, 2022
Time	10:00 a.m. (EDT)
Location	Live Webcast at: www.virtualshareholdermeeting.com/OPRX2022

Who is entitled to vote at the annual meeting?

Holders of OptimizeRx common stock at the close of business on April 14, 2022, are entitled to receive the Notice of Annual Meeting and proxy statement and to vote their shares at the annual meeting. As of that date, there were 18,152,349 shares of the Company’s common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

What constitutes a quorum for the annual meeting?

The holders of at least a majority of the voting power of the Company’s capital stock, present in person or by proxy (regardless of whether the proxy has authority to vote on any matter), shall constitute a quorum. Abstentions and broker non-votes are counted for purposes determining whether there is a quorum.

How can I attend and participate in the annual meeting?

To attend and participate in the annual meeting, visit www.virtualshareholdermeeting.com/OPRX2022 and enter the 16-digit control number included on your proxy card. The virtual annual meeting will begin promptly at 10:00 a.m. (EDT) on Thursday, June 9, 2022. You may log in beginning at 9:30 a.m. (EDT).

We encourage you to access the virtual annual meeting prior to the start time leaving ample time to confirm that your Internet or Wi-Fi connection is sufficient to access the features of the virtual annual meeting, and to allow sufficient time to check in. The virtual meeting platform is supported across browsers (Edge, Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and mobile phones) that have the most updated version of applicable software and plugins installed. You should ensure that you have a strong Wi-Fi connection wherever you intend to participate in the annual meeting. While there is no fee to attend the virtual annual meeting, you may incur data or other fees imposed by your Internet or wireless carrier.

If you do not have a 16-digit control number, you may also visit www.virtualshareholdermeeting.com/OPRX2022 and log in as a guest. You will not be able to vote your shares during the virtual annual meeting if you participate as a guest.

The recording, reproduction or distribution of the virtual annual meeting, or any portion thereof, is strictly prohibited.

What if I am having technical difficulties?

Technicians will be ready to assist you with any technical difficulties you may have accessing the virtual annual meeting. Technical support will be available on the virtual annual meeting platform beginning at 9:30 a.m. (EDT) on the day of the annual meeting by calling the numbers posted on the log in page.

How do I submit a question for the annual meeting?

You may submit questions in advance of the meeting via the internet at www.proxyvote.com when you vote your shares. You can submit a question up to 11:59 p.m. EDT on June 8, 2022.

How do I vote if I am a stockholder of record?

How do I vote if I am a beneficial owner of shares?

If you are a “beneficial owner,” also known as a “street name” holder (meaning that you hold your shares of our common stock through a broker, bank or other financial institution), your broker, bank or financial institution will ask you how you wish to have your shares voted. In addition, you will receive instructions as part of your proxy materials provided by your broker, bank or other financial institution on how to access the virtual annual meeting and participate and vote at the annual meeting (including, if your broker, bank or other financial institution elects to do so, instructions on how to vote via telephone or the Internet). You must follow those instructions in order to be able to access the virtual annual meeting and have your shares voted. You may also be able to obtain a proxy from your broker, bank or other financial institution by contacting them directly. Your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at the annual meeting (except on the ratification of the appointment of UHY as auditors for 2022) unless you provide specific instructions. Accordingly, your shares will only be voted if you give instructions to your broker, bank or financial institution.

Can I revoke my proxy or change my vote after I vote by proxy?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•       giving written notice to our Corporate Secretary;

•       delivering a valid, later-dated proxy, or a later-dated vote by telephone or on the Internet, in a timely manner; or

•       voting during the live webcast of the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record and following their instructions for how to do so.

What vote is needed to approve each proposal? How do abstentions or broker non-votes affect the voting results?

The following table summarizes the vote threshold required for approval of each proposal and the effect on the outcome of the vote of abstentions and uninstructed shares held by brokers (referred to as broker non-votes). When a beneficial owner does not provide voting instructions to the institution that holds the shares in street name, brokers may not vote those shares in matters deemed non-routine. Only Proposal 3 is a routine matter.

PROPOSAL	ITEM	VOTE REQUIRED FOR APPROVAL	EFFECT OF ABSTENTIONS (or the withholding of authority)	EFFECT OF BROKER NON-VOTES
1	Election of six directors	Plurality—the six director nominees who receive the most “FOR” votes will be elected to serve on the Board	No effect	No effect
2	Advisory approval of the compensation of OptimizeRx’s named executive officers	Number of votes cast in favor exceeds number of votes cast in opposition	No effect	No effect
3	Ratification of the appointment of independent auditor	Number of votes cast in favor exceeds number of votes cast in opposition	No effect	No broker non-votes; shares are voted by brokers in their discretion

Your shares will be voted in accordance with your instructions. If you are a stockholder of record and sign, date and return a proxy card but do not indicate how you wish to vote your shares, the appointed proxies named on the proxy card will vote your shares “for” each of the nominees with respect to Proposal 1, “for” Proposals 2 and 3, and in the discretion of the appointed proxies named on the proxy card with respect to any other business properly brought before the annual meeting.

Who will pay for the cost of this proxy solicitation?

We will pay all expenses incurred in connection with the solicitation of proxies. In addition to solicitation by mail, our officers, directors and regular employees, who will receive no additional compensation for their services, may solicit proxies in person or by telephone, facsimile, email or the Internet. We have requested that brokers, banks and other nominees who hold stock in their names furnish this proxy material to their customers; we will reimburse these brokers, banks and nominees for their out-of-pocket and reasonable expenses. Although it is not anticipated, we reserve the right to retain a professional firm of proxy solicitors to assist in the solicitation of proxies. We estimate that we would be required to pay such firm fees ranging from $10,000 to $20,000 plus out-of-pocket expenses.

Could other matters be decided at the annual meeting?

We are not aware of any other matters that will be presented and voted upon at the annual meeting. If you return your signed and completed proxy card or vote by telephone or on the Internet and other matters are properly presented at the annual meeting for consideration, the persons named in the accompanying proxy card will have the discretion to vote for you on such matters and intend to vote the proxies in accordance with their best judgment.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our bylaws provide that our business shall be managed by or under the direction of a board of directors of not less than three nor more than seven directors, which number shall be fixed from time to time by such board of directors. The Board currently consists of six directors.

There are six nominees for election to the Board at the annual meeting. Each of the six nominees, if elected, will hold office for a term that expires at the next annual stockholders’ meeting. Each director shall hold office for the term for which he or she was elected and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal. Proxies solicited by the Board will, unless otherwise directed, be voted to elect the six nominees named below to constitute the entire Board.

The Board has nominated each of the following individuals for election as a director at the annual meeting: William J. Febbo, Gus D. Halas, Lynn O’Connor Vos, James Lang, Patrick Spangler and Gregory D. Wasson. Each nomination for director was based upon the recommendation of our Nominating and Governance Committee and each nominee for director is a current member of the Board. All nominees have consented to be named and have indicated their intent to serve if elected. In the event any of the nominees shall be unable or unwilling to serve as a director, the persons named in the proxy intend to vote “FOR” the election of any person as may be nominated by the Board in substitution. The Company has no reason to believe that any of the nominees named below will be unable to serve as a director if elected.

The following table sets forth certain information, as of the date of this proxy statement, as to each nominee for the office of director:

Name	Age	Position	Director Since
William J. Febbo	53	Chief Executive Officer and Director	2016
Gus D. Halas	71	Chairperson	2014
Lynn O’Connor Vos	66	Director	2015
James Lang	57	Director	2017
Patrick Spangler	66	Director	2018
Gregory D. Wasson	63	Director	2020

The following information about our directors is based, in part, upon information supplied by them. Unless otherwise indicated, each individual has had the same principal occupation for more than five years.

William J. Febbo

Mr. Febbo joined the Company as Chief Executive Officer and as a director in February 2016. Mr. Febbo founded Plexuus, LLC, a payment processing business for medical professionals in September 2015 and remained its Chairman from September 2015 to December 2020. From April 2007 to September 2015, Mr. Febbo served as Chief Operating Officer of Merriman Holdings, Inc., an investment banking firm, where he assisted with capital raises in the tech, biotech, cleantech, consumer and resources industries. Mr. Febbo was a co-founder of, and from September 2013 to September 2015 served as Chief Executive Officer of, Digital Capital Network, Inc. a transaction platform for institutional and accredited investors. Mr. Febbo was a co-founder of, and from January 1999 to September 2015 was Chief Executive Officer of, MedPanel, LLC, a provider of market intelligence and communications for the pharmaceutical, biomedical, and medical device industries. Since 2017, Mr. Febbo has been a faculty member of the Massachusetts Institute of Technology’s linQ program, which is a collaborative initiative focused on increasing the potential of innovative research to benefit society and the economy. Mr. Febbo currently serves as a director of Modular Medical (Nasdaq: MODD), a development stage medical device company focused on the design, development, and eventual commercialization of an innovative insulin pump, and as a director of Augmedix, Inc. (Nasdaq: AUGX), a provider of automated medical documentation and data services. In addition, since 2004, Mr. Febbo has been a board member of the United Nations Association of Greater Boston, a resource for the citizens of Greater Boston on the broad agenda of critical global issues addressed by the UN and its agencies.

On January 29, 2018, FINRA accepted a Letter of Acceptance, Waiver and Consent (the “Consent”) submitted by William Febbo. Without admitting or denying the findings, Mr. Febbo consented to the sanctions and to the entry of findings that he permitted Merriman Capital, Inc. to conduct a securities business while below its net capital requirement. From August 2012 to October 2015, Mr. Febbo was the Financial and Operations Principal (FinOp) for a registered broker-dealer, Merriman Capital, Inc. (“Merriman”). During certain months while Mr. Febbo was FinOp, FINRA found that certain of Merriman’s net capital filings with FINRA were inaccurate because of the method by which Merriman calculated net capital and that, when corrected, it was retroactively determined that Merriman had operated below its minimum net capital requirements. Mr. Febbo, as FinOp, signed certain of these reports and was thus held responsible. Based on the Consent, in settlement, Mr. Febbo, who was then no longer registered with any broker-dealer, accepted a fine of $5,000, a 10-business day suspension from acting as FinOp for any FINRA member and required to requalify by examination for the Series 27 license before again acting in a FinOp capacity.

Mr. Febbo is qualified to serve on our Board because of his wealth of experience in building and managing health services and financial businesses. Mr. Febbo brings more than 20 years of experience in building and managing health services and financial businesses. In addition, as the only current management representative on the Board, Mr. Febbo’s leadership of OptimizerRx’s business provides the Board with invaluable insight into the Company’s operations and strategic direction.

Gus D. Halas

Mr. Halas, Chairperson, joined the Company as a director in August 2014. From April 2011 through May 2013, Mr. Halas was Chief Executive Officer and President of the Central Operating Companies at Central Garden & Pet Company (Nasdaq: CENT, CENTA), a market leader in the garden and pet industries. From 2009 to 2011, Mr. Halas served as an independent consultant and advisor to both private and public companies. From May 2003 to March 2009, Mr. Halas was President and Chief Executive Officer of T-3 Energy Services, Inc., then a public company listed on Nasdaq which designed, manufactured, repaired, and serviced products used in the drilling and completion of new oil and gas wells, the workover of existing wells, and the production and transportation of oil and gas. From August 2001 to April 2003, Mr. Halas served as President and Chief Executive Officer of Clore Automotive, LLC, a leader in the design, development, and manufacture of automotive service equipment. Mr. Halas has served as a director of School Specialty, Inc. (listed on the OTCQB marketplace until May 2020) since July 2015 and on the board of Triangle Petroleum Corp (listed on the NYSE MKT until January 2018) since October 2011. Mr. Halas was a director of Madalena Energy, Inc. (TSXV & OTCQX: MVN) from 2015 until 2020 and Hooper Holmes, Inc., then a public company listed on NYSE MKT, from 2013 until 2017. Mr. Halas currently serves on the boards of the following privately held companies: AXON Energy Services, Ascension Energy Partners and Kraus Hamdani Aerospace, Inc.

Mr. Halas has over 40 years of experience, currently serving on a number of boards and has served as chief executive officer of several companies. Mr. Halas is qualified to serve on our Board because of his experience and expertise as an executive and a director with companies implementing “turnaround” strategies.

Lynn O’Connor Vos

Ms. Vos joined the Company as a director in 2015. From August 2021 to March 2022, Ms. Vos served as the interim Chief Executive Officer of Modular Medical (Nasdaq: MODD), a development stage medical device company focused on the design, development, and eventual commercialization of an innovative insulin pump. Since November 2020, Ms. Vos has run VosHealth, LLC, a healthcare consulting firm focused on advising healthcare start-ups and marketing organizations. From October 2017 to November 2020, Ms. Vos served as the President and Chief Executive Officer of the Muscular Dystrophy Association. From October 1994 to September 2017, Ms. Vos served as the Chief Executive Officer of

ghg | greyhealth group, a healthcare advertising and communications company. Ms. Vos currently serves as a director of Modular Medical and previously served on the boards of nTelos Wireless, a wireless telecommunications company and PCS provider; the Jed Foundation, a leading nonprofit dedicated to protecting the emotional health of college students; and was a founding board member of Multiple Myeloma Research Foundation (MMRF), a pioneering cancer research foundation.

Ms. Vos is qualified to serve on our Board because of her CEO experience and extensive executive skills in digital marketing, commercialization, and communications in the healthcare industry.

James Lang

Mr. Lang joined the Company as a director in January 2017. Since May 2017, Mr. Lang has served as the Chief Executive Officer of EVERSANA, a leading provider of global commercialization services to the life science industry. Since December 2016, Mr. Lang has also served as an executive advisor to Water Street Healthcare Partners, a strategic private equity firm focused exclusively on building market-leading companies in healthcare. From 2012 to 2016, Mr. Lang served in leadership roles at Decision Resources Group (DRG), a multi-national corporation that provides high value global data solutions, analytics, and consulting services to pharmaceutical, biotech, medical device, healthcare provider and payer, and managed care companies, including as its Chief Executive Officer from 2014 to 2016. From 2006 to 2008, he served as President of IHS Cambridge Energy Research Associates, an international research and consulting firm, which delivered strategic knowledge and independent analysis on energy markets, geopolitics, industry trends, and strategy. From 1989 to 2006, he held various roles at Strategic Decisions Group (SDG), a global strategy consulting firm, including as President and Chief Operating Officer from 2000 to 2006. Mr. Lang is an active private investor in healthcare and has served on several private and public boards. Mr. Lang currently serves as a director of BioVie Inc. (Nasdaq: BIVI), a clinical-stage company pursuing several solutions, one targeting Alzheimer’s and Parkinson’s and another targeting complications from liver cirrhosis.

Mr. Lang brings more than 30 years of experience in healthcare data, analytic, and technology enabled business services and is qualified to serve on our Board because of his extensive executive skills and background in the healthcare industry.

Patrick Spangler

Mr. Spangler joined the Company as a director in March 2018. Since October 2020, Mr. Spangler has served as Chief Financial Officer of On Target Laboratories, a developer of fluorescent markers to target and illuminate cancer during surgery. From March 2020 to September 2020, Mr. Spangler served as Chief Financial Officer of MHC Software, LLC, a supplier of document automation software to a variety of industries. Prior to MHC, Mr. Spangler served as Chief Financial Officer of VigiLanz Corporation, a digital healthcare intelligence firm, from September 2014 to October 2019; Chief Financial Officer of Healthland Inc., an EHR company serving the critical access hospital market, from August 2012 to August 2014; Senior Vice President and Chief Financial Officer of Epocrates, Inc., then a public company listed on Nasdaq and a point-of-care medical applications provider, from October 2010 to August 2012; Operating Partner and CFO Advisor of Three Fields Capital, a private equity and venture capital investment firm, from April 2010 to October 2010; Chief Financial Officer of HighJump Software, a global provider of supply chain management software, from June 2009 to April 2010; Senior Vice President and Chief Financial Officer of ev3 Inc., then a public company listed on NASDAQ and a global endovascular company focused on identifying and treating peripheral vascular disease, from March 2005 to January 2009; and Executive Vice President and Chief Financial Officer for EMPI Inc., a medical device manufacturer, from July 1997 to March 2005. Prior to joining EMPI Inc., Mr. Spangler served for over eleven years in various senior finance leadership positions at Medtronic, Inc. (NYSE: MDT), a global medical device company, Mr. Spangler currently serves as a director of Lifespace Communities Inc, which owns and operates 15 CCRCs in eight states and houses more than 5100 residents, and previously served on the board of Urologix, Inc., then a public company and a leader in less invasive in office BPH treatments, from August 2010 to February 2016.

Mr. Spangler has over 35 years of experience in IPOs, mergers and acquisitions, operations and financial management experience in the medical device and health care IT industries. Mr. Spangler is qualified to serve on our Board because of his extensive executive skills and background in the healthcare industry and his finance experience.

Gregory D. Wasson

Mr. Wasson joined the Company as a director in July 2020. Since January 2016, Mr. Wasson has served as President and Co-founder of Wasson Enterprise, a family office that partners to build sustainable, high-growth businesses. In January 2015, Mr. Wasson served as President and Chief Executive Officer of Walgreens Boots Alliance, Inc., a global, pharmacy-led health and wellbeing enterprise. Prior to being appointed President and Chief Executive Officer of the combined companies, Walgreens Boots Alliance, Mr. Wasson rose through the ranks through a number of positions of increasing responsibility and executive leadership at Walgreens including, from 2009 to 2015 as its President and Chief Executive Officer, from 2007 to 2009 as its President and Chief Operating Officer, from 2001 to 2006 as the President and Executive Vice President of Walgreen Health Services, from 1999 to 2001 as its Vice President of Store Operations, from 1986 to 1999 as a District Manager, and from 1981 to 1986 as a Pharmacy Technician, Pharmacist and Store Manager. Mr. Wasson currently serves as the Chairman of Foresight Acquisition Corp. (Nasdaq: FORE), a special purpose acquisition company, and on the boards of the following privately held companies: Dom’s Kitchen and Market, Truvian, Reliefband, Golden Fleece Beverages, Inc., iA, Performance Health Systems, Cooler Screens, Inc., Innventure, and Health Care Service Corporation.

On September 28, 2018, the Securities and Exchange Commission (“SEC”) entered an Administrative Order consensually resolving an investigation into forward-looking financial goals and related disclosures by Mr. Wasson’s former employer, Walgreen Co. (“Walgreens”). The Order settled the SEC’s investigation into various allegedly misleading statements made by or on behalf of Walgreens, including statements made by Mr. Wasson and Walgreens’ former Chief Financial Officer (“CFO”), relating to its ability to achieve certain previously stated financial goals associated with its anticipated future merger with Alliance Boots GmbH. Without admitting or denying any of the SEC’s findings, Walgreens, Mr. Wasson and the company’s former CFO each consented to the entry of an SEC order finding that they violated the antifraud provision contained in Section 17(a)(2) of the Securities Act and each agreed to cease and desist from any future violations of Section 17(a)(2) of the Securities Act and to the payment of specified penalties. For his part, Mr. Wasson agreed to pay a civil monetary penalty of $160,000.

Mr. Wasson is qualified to serve on our Board because of his extensive executive skills and in-depth knowledge of the retail and healthcare industries.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

CORPORATE GOVERNANCE

Our Board believes that sound corporate governance is essential to effective fulfillment of its oversight responsibilities. During 2021, our Board and its committees undertook a comprehensive review of our governance policies and practices. In connection with such review, our Board adopted Corporate Governance Guidelines to formalize the Company’s governance practices and which serve as a framework within which our Board and its committees operate. You can find a copy of our Corporate Governance Guidelines, along with the charters of our three standing Board committees, our articles of incorporation, bylaws, and our other governance polices, in the governance section of our website at www.optimizerx.com. Some highlights of our corporate governance policies and practices include:

✓   5 of our 6 directors are independent

✓   De-classified board structure requiring annual nomination and election of directors

✓   Independent Board chairperson

✓   Independent directors regularly meet in executive session

✓   Board committees composed entirely of independent directors

✓   “Overboarding” limits

✓   Stock ownership guidelines for directors and executive officers

✓   Clawback policy for incentive compensation

✓   Stockholder ability to call a special meeting

✓   Annual stockholder ratification of independent auditors

✓   Policies prohibiting short sales, hedging, margin accounts and pledging

✓   Stockholder ability to remove directors

✓   No stockholder rights plan

Information contained on, or that can be accessed through, our website does not constitute a part of this proxy statement and is not incorporated by reference herein.

Director Independence

The Board has determined that each director and director nominee, other than Mr. Febbo, is independent under the applicable listing standards of the Nasdaq Stock Market, Inc., or Nasdaq.

Under applicable SEC and Nasdaq rules, the existence of certain “related person” transactions in excess of certain thresholds between a director and the Company are required to be disclosed and may preclude a finding by the Board that the director is independent. A director is not considered “independent” unless the Board affirmatively determines that the director has no material relationship with us that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based on its independence review, the Board determined that no transactions or relationships between the Company and the independent directors or any member of their immediate family (or any entity of which an independent director or an immediate family member is an executive officer, general partner or significant equity holder) were identified which would render such directors not independent.

Each member of the Audit, Compensation, and Nominating and Governance Committees is an independent director pursuant to all applicable listing standards of Nasdaq. In addition, each member of the Audit Committee also meets the additional independence standards for audit committee members established by the SEC, and each member of the Compensation Committee also qualifies as a “non-employee director” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Board Leadership Structure and Risk Oversight

The Board appoints a Chairperson, who may be an officer of the Company if the Board determines that is in the best interests of the Company and its stockholders. The Board does not have a policy that requires the separation of the roles of Chief Executive Officer and Chairperson. The Board annually reviews its leadership structure to assess what best serves the interests of the Company and its stockholders at a given time. The decision whether to combine or separate these positions depends on what our Board deems to be in the long-term interest of stockholders in light of prevailing circumstances. Our Board believes the Company is well-served by this flexible leadership structure and that the combination or separation of these positions should continue to be considered on an ongoing basis.

Currently, the positions of Chief Executive Officer and Chairperson are held by different persons. As our Chief Executive Officer, Mr. Febbo is responsible for our day-to-day operations and for executing our long-term strategies. The principal responsibilities of our Chairperson, Mr. Halas, are to manage the operations of the Board and its committees and provide counsel to the Chief Executive Officer on behalf of the Board. The Board believes that an appropriate leadership structure depends on the opportunities and challenges facing a company at a given time. The Board believes that the current leadership structure is appropriate for us at this time.

Each independent director has direct access to our Chairperson and our Chief Executive Officer, as well as other members of the senior management team. The independent directors meet in executive session without management present at least quarterly.

The Board as a whole is responsible for consideration and oversight of risks facing the Company and is responsible for ensuring that material risks are identified and managed appropriately. Certain risks are overseen by committees of the Board and these committees make reports to the full Board. Financial risks are overseen by the Audit Committee which meets with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. Compensation risks are overseen by the Compensation Committee. Members of the Company’s senior management team periodically report to the full Board about their areas of responsibility and a component of these reports is risk within their area of responsibility and the steps management has taken to monitor and control such exposures. Additional review or reporting on risks is conducted as needed or as requested by the Board or committee.

Diversity

We are dedicated to maintaining an environment where everyone feels valued, and we celebrate both the differences and similarities among our people. We also believe that diversity in all areas, including cultural background, experience and thought, is essential in making our Company stronger.

In 2021, the Board adopted the Corporate Governance Guidelines to serve as a framework within which the Board and its committees would operate. In the Corporate Governance Guidelines, the Board committed to “seek[ing] to achieve a mix of directors that represents a diversity of attributes, background, experiences (including experience with businesses and other organizations of a comparable complexity), perspectives and skills, including with respect to differences in customs, culture, international background, thought, generational views, race, gender, ethnicity and specialized professional experience.”

In 2021, we committed to the Parity Pledge—pledging to interview and consider at least one qualified female and one underrepresented minority for every open role, Vice President or higher. In April 2022, the Nominating and Governance Committee agreed to extend the Parity Pledge to the Board nomination process.

The matrix below summarizes certain of the key experiences, qualifications, skills, and attributes that our director members bring to the Board. This matrix is intended to provide a summary of our directors’ qualifications and is not a complete list of each director nominee’s strengths or contributions to the Board. Additional details on each director’s experience, qualifications, skills and attributes are set forth in their biographies.

Board Diversity Matrix (As of April 25, 2022)
Total Number of Directors: 6
	Halas (Chair)	Vos	Lang	Spangler	Wasson	Febbo
Skills and Experience
Strategic Planning	✓	✓	✓	✓	✓	✓
Current/Former CEO	✓	✓	✓		✓	✓
Risk Management	✓	✓	✓	✓	✓	✓
Other Company Board Experience	✓	✓	✓	✓	✓	✓
Healthcare Industry	✓	✓	✓	✓	✓	✓
Corporate Governance	✓	✓	✓	✓	✓	✓
Sales and Marketing	✓	✓	✓		✓	✓
Financial Accounting or Expertise	✓	✓	✓	✓	✓	✓
Tenure and Independence
Years	8	7	5	4	2	6
Independence	✓	✓	✓	✓	✓
Demographic Information
Age	71	66	57	66	63	53
Gender
Male	✓		✓	✓	✓	✓
Female		✓
Non-Binary
Background
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Other Pacific Islander
White	✓	✓	✓	✓	✓	✓
Two or More Races or Ethnicities
LGBTQ+

Committees of the Board

The Board has established three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Governance Committee. Each of the standing committees has a charter that is reviewed annually by that committee. Proposed changes to the charter of any standing committee are approved by the Board. The charters of each of our Board committees are available on our website at http://www.optimizerx.com under “Investor Relations—Governance.”

Information regarding current membership in the standing committees, the principal responsibilities of the standing committees, and other relevant information are described in the tables that follow.

AUDIT COMMITTEE Committee Members: Patrick Spangler (Chair) Gus D. Halas Lynn O’Connor Vos

Responsibilities

•       Be directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors

•       Pre-approve all audit and permitted non-audit services to be provided by the independent auditors

•       Discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements

•       Review with the independent auditors the matters required to be discussed by the applicable auditing standards adopted by the PCAOB and approved by the SEC from time to time

•       Review and discuss the Company’s annual and quarterly financial statements with management and the independent auditors

•       Review and discuss with management the Company’s earnings press releases

•       Discuss Company policies and practices with respect to risk assessment and risk management

•       Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters

•       Review related party transactions

The responsibilities of the Audit Committee are further described in the Audit Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website.

The Board has determined that Patrick Spangler qualifies as an “audit committee financial expert” under applicable SEC rules.

Report

The Report of Audit Committee is on page 35 of this proxy statement.

COMPENSATION COMMITTEE Committee Members: James Lang (Chair) Gus D. Halas Patrick Spangler Gregory D. Wasson

Responsibilities

•       Annually determine and approve the CEO’s compensation, based upon an evaluation of the CEO’s performance in light of approved corporate goals and objectives

•       Annually review and approve the compensation of the Company’s other executive officers

•       Review and approve and, when appropriate, recommend to the Board for approval, incentive compensation plans and equity-based plans of the Company

•       Review and approve and, when appropriate, recommend to the Board for approval any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO and other executive officers

•       Review, approve and, when appropriate, recommend to the Board for approval, stock ownership guidelines and monitor compliance therewith

•       Review, approve and, when appropriate, recommend to the Board for approval, the creation or revision of any clawback policy and oversee the application thereof

•       Annually review the potential risk to the Company from its compensation policies and practices

•       Oversee submissions to stockholders on executive compensation matters and discuss the results of any stockholder advisory votes on executive compensation

•       Periodically review the compensation paid to non-employee directors for their service and make recommendations to the Board for any adjustments

•       Develop and recommend to the Board for approval an executive officer succession plan

The responsibilities of the Compensation Committee are further described in the Compensation Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website.

NOMINATING AND Governance COMMITTEE Committee Members: Lynn O’Connor Vos (Chair) James Lang Gus D. Halas

Responsibilities

•       Periodically make recommendations to the Board regarding the size and composition of the Board

•       Develop and recommend to the Board criteria for the selection of individuals to be considered as candidates for election to the Board

•       Identify and screen individuals qualified to become members of the Board

•       Review and make recommendations to the full Board whether members of the Board should stand for re-election

•       Recommend to the Board director nominees to fill vacancies

•       Recommend to the Board director nominees for stockholder approval at each annual or any special meeting of stockholders at which one or more directors are to be elected

•       Make recommendations to the Board regarding Board committee memberships

•       Develop and recommend to the Board a set of corporate governance guidelines and oversee the Company’s corporate governance practices

•       Review the Company’s strategies, activities, and policies regarding ESG matters and make recommendations to the Board

•       Oversee an annual evaluation of the Board and its committees

The responsibilities of the Nominating and Governance Committee are further described in the Nominating and Governance Committee Charter, which was adopted by the Board and a copy of which is available on the Company’s website.

Meetings of the Board of Directors and Committees

During fiscal 2021, the Board held 8 meetings, the Compensation Committee held 8 meetings, the Nominating and Governance Committee held 2 meetings, and the Audit Committee held 1 meeting. The Audit Committee Chairperson also held 5 meetings with UHY LLP, the Company’s independent registered public accounting firm. During fiscal 2021, each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the directors which were held during the period for which the director was a director, and (2) the total number of meetings held by all committees of which the director was a member during the period that the director served.

Attendance at Annual Meeting of Stockholders

In June 2021, the Board adopted a policy that, absent sufficient cause, each of our directors is expected to attend our annual meeting of stockholders, either in person or by remote communication. A director who is unable to attend the Company’s annual meeting of stockholders is expected to notify the Chairperson. All of our directors attended last year’s annual meeting of stockholders.

Communication with the Board of Directors

Stockholders desiring to communicate with the Board or any individual director may directly contact such director or directors by sending a letter addressed to the Board or the individual director c/o Corporate Secretary, OptimizeRx Corporation at our principal executive offices: 400 Water Street, Suite 200, Rochester, MI 48307. In the letter, the stockholder must identify himself, herself, or themselves as a stockholder of the Company. The Corporate Secretary may require reasonable evidence that the communication is being made by or on behalf of a stockholder before the communication is transmitted to the individual director or to the Board.

Director Service on other Public Company Boards

The Board recognizes that service on other public company boards provides valuable governance and leadership experience that benefits OptimizeRx. The Board also believes, however, that it is critical that directors dedicate sufficient time to their service on the Company’s Board. Directors are expected to advise the Chairperson of the Nominating and Governance Committee and the General Counsel before accepting membership on other boards of directors or other significant commitments involving affiliation with other businesses, non-profit entities or governmental units in order to allow the Company to conduct a review for potential conflicts and other issues. Directors are expected to refrain from accepting any such seat if the Board determines such position to be inadvisable and not in the Company’s bests interests.

Our Corporate Governance Guidelines provide that, absent prior approval of the Board:

•       A director who also serves as a CEO, or in an equivalent position, at a public company may not serve on more than two other public company boards; and

•       Other directors may not serve on more than four other public company boards.

All of our directors are in compliance with this policy.

Director Resignation in the Event of a Change in Occupation

Our corporate governance guidelines provide that if a Board member changes his or her principal employment, position, or professional role or affiliation following election or re-election to the Board, such director must notify the Nominating and Governance Committee and offer his or her resignation from the Board. The Nominating and Governance Committee will evaluate the facts and circumstances and make a recommendation to the Board whether to accept an offer of resignation or request that the director continue to serve on the Board.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics (the “Code”) that applies to our directors, officers, and employees. Only the Board may grant a waiver of any provision for a director, executive officer, or any other principal financial officer, and any such waiver, or any amendment to the Code, will be promptly disclosed as required at www.optimizerx.com. The Code can be found on the Company’s website at www.optimizerx.com under “Investor Relations—Governance.”

Stock Ownership Requirements

To further align our executive officers’ and directors’ long-term interests with those of stockholders, OptimizeRx adopted stock ownership requirements. Stock ownership requirements for executive officers are based on a multiple of annual base salary, and for non-employee directors are based on a multiple of the annual cash retainer that the Company pays such director for regular service on the Board (not including any cash compensation paid for services as Chairperson or chair of a Board committee) in each case as set forth below.

Position	Multiple of Base Salary or Annual Cash Retainer
CEO	3x
Each of the Other Executive Officers	2x
Non-employee Directors	3x

The stock ownership requirements must be satisfied within five years of the later of (a) the date of hire or promotion as an executive officer or election as a director, and (b) June 22, 2021. Once achieved, the guideline amount must be maintained at the level that pertains to an executive officer’s then-current title for as long as the executive officer is subject to the ownership requirements. Non-employee directors are subject to the ownership requirements for as long as they continue to serve on the Board.

Until an executive officer or director has achieved the applicable guideline amount of share ownership, such individual is required to retain an amount equal to 50% of the net shares received as a result of any exercise, vesting or payment of any equity awards granted by the Company to such individual. Net shares are those shares that remain after shares are sold or withheld, as the case may be, to pay any applicable exercise price for the award and satisfy any tax obligations arising in connection with the exercise, vesting or payment of the award.

Shares that are counted for purposes of satisfying the ownership requirements include:

•       Shares owned directly by the individual or his or her immediate family members residing in the same household;

•       Shares held in a trust for the benefit of the individual or his or her immediate family members residing in the same household;

•       Shares owned through savings plans or acquired through a Company sponsored employee stock purchase plan;

•       Unvested time-based restricted stock held by the individual;

•       Shares underlying unvested time-based restricted stock units held by the individual; and

•       Shares, restricted stock and restricted stock units held by the individual in any Company sponsored deferred compensation plan.

For purposes of the stock ownership guidelines, shares underlying stock options, unvested performance-based restricted stock and shares underlying unvested performance-based restricted stock units will not be considered when determining an individual’s stock ownership.

To determine compliance with the stock ownership guideline amounts, a calculation will be made in January of each year based on the current salary or annual retainer and the value of the stock using the average closing price of the Company’s common stock for the prior calendar year.

If an individual who has achieved compliance in any year falls below the applicable guideline amount in any subsequent year due solely to a decline in the value of the Company’s common stock, he or she shall not be found to be noncompliant; however, such individual will be required to retain all shares then held (except for shares sold or withheld to pay any applicable exercise price or satisfy any tax obligations arising in connection with the exercise, vesting or payment of an equity award) until such time as the individual regains compliance with the applicable guideline amount.

As of the date of this proxy statement, all of our directors and named executive officers comply or have additional time in which to comply with these guidelines.

Clawback Policy

In 2021, the Board adopted a clawback policy which allows the Company to recover performance-based compensation, whether cash or equity, from a current or former executive officer in the event the Board determines that such executive officer engaged in fraud, willful misconduct or gross negligence that directly caused or otherwise materially contributed to the need for a restatement of the Company’s financial results due to material noncompliance with any financial reporting requirement under the federal securities laws.

Under such policy, the Company may recoup annual incentives and long-term incentives received by such executive officer during the completed fiscal year immediately preceding the date on which the Company is required to prepare such restatement if the Board determines, in its reasonable discretion, that any such performance-based compensation would not have been paid, awarded, or vested or would have been at a lower amount had it been based on the restated financial results.

The Board has the sole discretion to determine the form and timing of the recovery, which may include repayment, forfeiture and/or an adjustment to future performance-based compensation payouts or awards. The remedies under the clawback policy are in addition to, and not in lieu of, any legal and equitable claims available to the Company.

Prohibition against Short Sales, Hedging, Margin Accounts and Pledging

Pursuant to our Insider Trading Policy, we prohibit our directors, officers, and employees from purchasing any financial instrument or engaging in any other transaction, such as a prepaid variable forward, equity swap, collar or exchange fund, that is designed to hedge or offset any decrease in the market value of OptimizeRx securities. Our Insider Trading Policy also prohibits our directors, officers, and employees from: (i) participating in short sales of OptimizeRx securities; (ii) participating in a transaction involving publicly traded options, such as puts, calls or other derivative securities, related to OptimizeRx securities; and (iii) holding Company securities in margin accounts or pledging Company securities as collateral for a loan.

Environmental, Social and Governance Framework

In 2021, we fully embraced the opportunity to advance our commitment to Environmental, Social and Governance (ESG) matters by aligning our performance with the Stakeholder Capitalism Metrics of the World Economic Forum. As we continue to grow, we recognize the importance of making a broad commitment to long-term, sustainable value creation that embraces the larger demands of people and planet. Transparency of our ESG priorities is critical to ensure that we align our corporate goals with the long-term goals of society and to allow our stakeholders to hold us accountable for our progress. In April 2022, we publicly disclosed our first ESG report (which can be found in the governance section of our website at www.optimizerx.com) to highlight our efforts to deliver on the promise of stakeholder capitalism across 21 core metrics and help our stakeholders understand our perspective on relevant ESG issues, as well as manage ESG risks and opportunities that are integral to our core business strategy.

Some of our notable 2021 and early 2022 ESG highlights reflected in the report include updating and implementing our corporate governance policies, working to improve our energy efficiency, promoting a diverse, equitable and inclusive workplace, and contributing to the prosperity of the communities in which we live and work. These efforts are in alignment with the 21 core ESG metrics that are reviewed quarterly and updated periodically across four categories: Governance, Planet, People and Prosperity.

Governance

We made the following efforts towards ESG principles of governance, which are foundational to achieving long-term value by aligning financial and societal performance, as well as by ensuring accountability with stakeholders:

•       Amended & Restated Company Bylaws

•       Updated Board Audit Committee, Nominating and Governance Committee, and Compensation Committee charters

•       Updated Company Code of Business Conduct & Ethics, Insider Trading Policy, and Employee Handbook

•       Implemented Company Anti-Bribery & Anti-Corruption Policy, Whistleblower Policy, Corporate Governance Guidelines, Regulation FD Policy, Related-Person Transaction Policy, Stock Ownership Guidelines, Clawback Policy, and Board Confidentiality Policy

Planet

Our dependence on the environment must be managed effectively to ensure adequate response to planetary impacts by our business. We’ve taken the following steps to take corporate responsibility over our global energy footprint:

•       Established a work environment where the majority of our employees work remotely and are geographically distributed across the United States, Israel and Croatia, greatly reducing carbon emissions associated with day-to-day work commutes and land usage for office space.

•       Moved away from leased space on mainframes to cloud servers hosted by Amazon AWS, resulting in significant reductions to electricity usage associated with our digital services and support.

•       Programmed our cloud platform to “spin up” for optimal energy usage during peak hours and “spin down” to materially reduce energy usage during off-peak hours (in recognition that there is significantly more CPU electricity usage during daytime versus nighttime hours).

People

The growth of people in terms of knowledge, prosperity, and well-being is central to the success of our organization and society. The following measures are among the steps we’ve taken to manage and disclose information on how we ensure a skilled, healthy, and equitable workforce to greater impact society as a whole:

•       Implemented tracking and self-identification tools for gender, ethnicity, sexual orientation, preferred gender pronouns, and other diversity indicators of current and prospective employees.

•       Implemented processes to interview and consider at least one candidate who self-identifies as female and one candidate who self-identifies as an underrepresented minority for all open senior level employment positions, Vice President and higher, and for all open Board seats in accordance with our Parity Pledge.

•       Introduced a Diversity, Equity & Inclusion Committee, which is actively engaged in improving our culture, hiring practices and education training.

•       Began process of implementing a Learning Management System (LMS) where current and future training modules will be presented and tracked for reporting purposes.

Prosperity

We recognize that our Company’s value is increasingly reflected off the balance sheet through intangible assets and value drivers associated with economic and social prosperity. In efforts to support the ESG pillar of prosperity we have done the following:

•       Provided transparency on economic value generated through disclosures made in our financial filings related to revenue, operating costs, wages and benefits, payments to providers of capital, and other components regarding our economic contribution.

•       Invested in research and development, and filed patents and trademarks, to protect our proprietary intellectual property rights, to contribute to the creation of better solutions that respond to the changing needs of our customers while creating both economic and social value for stakeholders.

DIRECTOR NOMINATION PROCESS

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for, among other matters, annually presenting to the Board a list of individuals recommended for nomination for election as directors at the annual meeting. The Nominating and Governance Committee identifies and screens candidates for the Board and has the authority as it deems appropriate to retain a professional search firm to identify and evaluate director candidates.

Before recommending a director candidate, the Nominating and Governance Committee will review his or her qualifications to determine whether the director candidate meets the qualifications described below. In the case of an incumbent director, the Nominating and Governance Committee will also review the director’s service to the Company during the past term, including the number of Board and committee meetings attended, the quality of participation, tenure and whether the candidate continues to meet the qualifications for director as described below. After completing this evaluation, the Nominating and Governance Committee will make a formal recommendation to the full Board as to election or re-election of the candidate.

Candidates may come to the attention of the committee through current and former Board members, management, professional search firms (to whom we would pay a fee), stockholders or other persons. The Nominating and Governance Committee evaluates candidates for the Board on the basis of the needs of the Board and the standards and qualifications set forth below, regardless of the source of the candidate referral.

Director Qualifications & Board Diversity

The Nominating and Governance Committee and the Board seek to achieve a mix of directors that represents a diversity of attributes, background, experiences (including experience with businesses and other organizations of a comparable complexity), perspectives and skills, including with respect to differences in customs, culture, international background, thought, generational views, race, gender, ethnicity, and specialized professional experience.

To be nominated for director, a director candidate must be a natural person at least twenty-one (21) years of age. Characteristics expected of all directors include integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the Board. In evaluating the suitability of individual Board members, the Board considers many factors including capability, experience, diversity (including diversity with respect to race, gender, national origin and ethnicity), skills, expertise, dedication, conflicts of interest, independence from the Company’s management and such other relevant factors that may be appropriate in the context of the needs of the Board.

The Board evaluates each individual, whether an incumbent director or a director candidate, based on their qualifications, judgment, attributes, background, experiences, perspectives and skills in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. Accordingly, the Nominating and Governance Committee believes that the Board, as a whole, should include members who collectively bring the following strengths and backgrounds to the Board:

•       experience as a chief executive officer, president or a principal officer of another company;

•       senior-level experience in the healthcare industry or with companies that have similar business models;

•       experience with health information technology; and

•       strengths in the functional areas of finance, corporate governance, financial statement analysis, business operations, strategic planning and mergers and acquisitions.

In April 2022, the Nominating and Governance Committee agreed to extend the Parity Pledge to the Board nomination process—to interview and consider at least one qualified person who self-identifies as female and one who self-identifies as an underrepresented minority—when considering candidates for all open Board seats.

Additional criteria apply to directors being considered to serve on particular committees of the Board. For example, members of the Audit Committee must meet additional standards of independence and have the ability to read and understand our financial statements.

Stockholder Recommendations for Director Nominees

Any stockholder wishing to recommend a candidate for director should submit the recommendation in writing to our principal executive offices: OptimizeRx Corporation, 400 Water Street, Suite 200, Rochester, MI 48307, Attn: Corporate Secretary. The recommendation must include the same information that would be required for a candidate to be nominated by a stockholder at a meeting of stockholders as described under “Stockholder Proposals” on page 36. Candidates who are recommended by stockholders, as opposed to nominated, will receive the same consideration as other proposed candidates.

Director Candidates Nominated by Stockholders

Stockholders who wish to propose a director nominee at an annual meeting must follow the advance notice procedures contained in our bylaws, which include notifying the secretary of the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The notice must contain all of the information required in our bylaws. See “Stockholder Proposals” on page 36 for additional information.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or awarded to each of our non-employee directors who served on our Board during the fiscal year ended December 31, 2021. Mr. Febbo, our Chief Executive Officer, receives no compensation for his service as a director, and is not included in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Gus D. Halas	80,000	100,052	180,052
James Lang	40,000	100,052	140,052
Patrick Spangler	45,500	100,052	145,552
Lynn O’Connor Vos	40,000	100,052	140,052
Gregory D. Wasson	40,000	100,052	140,052

____________

(1)     For each of our non-employee directors, represents the grant date fair value computed in accordance with FASB ASC Topic 718 for stock awards granted during fiscal 2021. We calculated the estimated fair value of the stock awards issued to our non-employee directors using the closing price per share of our common stock on the grant date. See also Notes 2, 9 and 10 of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. As of December 31, 2021, the aggregate number of unvested restricted stock units held by each of our non-employee directors was as follows: Gus D. Halas—743; James Lang—743; Patrick Spangler—743; Lynn O’Connor Vos—743; and Gregory D. Wasson—743.

Narrative Disclosure to the Director Compensation Table

2021 Program.    Our director compensation program is designed to provide competitive compensation to attract and retain high-quality non-employee directors. Directors that are also employees of our Company do not receive additional compensation for serving on the Board. Our Compensation Committee periodically reviews and makes recommendations to the Board regarding director compensation. As part of this review, the Compensation Committee may solicit the input of outside compensation consultants.

For 2021, our non-employee director compensation program consisted of the following components:

•       an annual cash retainer of $40,000;

•       quarterly equity grants with a grant date value of approximately $25,000;

•       an additional annual cash retainer of $40,000 for the Chairperson of the Board; and

•       an additional annual cash retainer of $5,500 for Audit Committee Chair.

During the first two quarters of 2021, each of the non-employee director’s equity grant was in the form of fully vested common stock. Beginning with the third quarter of 2021, the quarterly equity awards were issued in the form of restricted stock units which vest on the one year anniversary of the grant date.

Changes to Program Beginning in Fiscal 2022.    In July 2021, the Compensation Committee engaged Pearl Meyer & Partners, LLC, an independent compensation consultant, to provide advice to the Compensation Committee and evaluate our director compensation in light of the practices of other similarly sized companies in our industry. As a result of that review, our Compensation Committee, in March 2022, approved amendments to our non-employee director compensation program for fiscal 2022 for total compensation as follows:

•       an annual cash retainer of $40,000;

•       annual equity grants with a grant date value of approximately $150,000;

•       an additional annual cash retainer of $40,000 for the Chairperson of the Board;

•       an additional annual cash retainer of $20,000 for the Audit Committee Chair;

•       an additional annual cash retainer of $10,000 for the Compensation Committee Chair;

•       an additional annual cash retainer of $8,000 for the Nominating and Governance Committee Chair;

•       an additional annual cash retainer of $10,000 for the Audit Committee Members;

•       an additional annual cash retainer of $5,000 for the Compensation Committee Members; and

•       an additional annual cash retainer of $4,000 for the Nominating and Governance Committee Members.

EXECUTIVE COMPENSATION

For fiscal year ended December 31, 2021, we were considered a smaller reporting company for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last two completed fiscal years. Further, our reporting obligations extend only to the following “named executive officers,” who are the individuals who served as principal executive officer and the next two most highly compensated executive officers at the end of the fiscal year ended December 31, 2021:

•       William J. Febbo, Chief Executive Officer;

•       Edward Stelmakh, Chief Financial Officer & Chief Operating Officer; and

•       Marion K. Odence-Ford, General Counsel & Chief Compliance Officer.

Summary Compensation Table for Fiscal 2021

The table below summarizes all compensation awarded to, earned by, or paid to our named executive officers for all services rendered in all capacities to us and our subsidiaries during the fiscal years noted below:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
William J. Febbo	2021	410,417	—	13,583,077	—	610,482	15,600	14,619,576
Chief Executive Officer	2020	350,000	—	638,985	—	261,187	15,400	1,265,572
Edward Stelmakh(1)	2021	96,715	—	2,000,004	1,000,020	72,071	—	3,168,810
Chief Financial Officer & Chief Operating Officer
Marion K. Odence-Ford(2)	2021	251,437	—	1,579,396	499,908	139,280	8,233	2,478,254
General Counsel & Chief Compliance Officer

____________

(1)     Mr. Stelmakh’s employment began on October 11, 2021.

(2)     Ms. Odence-Ford’s employment began on February 8, 2021.

(3)     Represents the grant date fair value of awards determined in accordance with FASB ASC Topic 718. We calculated the estimated fair value of the time-based restricted stock unit awards using the closing price per share of our common stock on the grant date. The grant date fair value for the market-based restricted stock unit awards granted in 2021 was calculated using a Monte Carlo simulation model. Under FASB ASC Topic 718, there is not a grant date fair value below or in excess of the amounts reflected in the table above that could be calculated and disclosed based on achievement of market conditions. See also Notes 2 and 10 of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(4)     Represents the grant date fair value of option awards determined in accordance with FASB ASC Topic 718. We calculated the grant date fair value of option awards using the Black-Scholes option pricing model using assumptions set forth in Note 2 of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(5)     Represents annual performance-based cash bonuses paid after the fiscal year with respect to that fiscal year’s performance to our named executive officers. All incentive cash bonus awards issued in 2021 to our named executive officers were issued pursuant to our executive bonus plan described below.

(6)     The “All Other Compensation” column for the fiscal year ended December 31, 2021 includes the following compensation items.

Named Executive Officer	Contribution to 401(k) Plan ($)	Term Life Policy ($)	Total ($)
William J. Febbo	11,600	4,000	15,600
Marion K. Odence-Ford	8,233		8,233

Narrative Disclosure to the Summary Compensation Table

The Compensation Committee sets the compensation level for all executive officers. The Compensation Committee has the authority under its charter to retain compensation consultants to assist in carrying out its responsibilities. The Compensation Committee has from time to time retained consultants to provide independent advice on executive officer and director compensation and to perform specific tasks as requested by the Compensation Committee. Any such consultant reports directly to the Compensation Committee. In addition, from time to time, the Company’s Chief Executive Officer provides input to the Compensation Committee on the compensation related to other members of the executive team.

The Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant in 2021 to provide market and peer group data, as well as advice on the components of executive officer compensation. The Compensation Committee assessed the independence of Pearl Meyer pursuant to SEC rules and in accordance with Nasdaq listing standards, noting that Pearl Meyer does not provide any services to the Company other than advice to the Compensation Committee regarding executive officer and director compensation and our equity compensation plan, and concluded that no conflict of interest exists. The Compensation Committee made determinations related to fiscal 2021 executive compensation based, in part, on input from Pearl Meyer.

William J. Febbo.    Mr. Febbo joined the Company as CEO on February 22, 2016. On February 25, 2019, we entered into an amended employment agreement with Mr. Febbo, which was further amended in March 2020, September 2020, and September 2021. The employment agreement provides for at-will employment and does not have a specific term. Mr. Febbo’s employment agreement provided for an annual base salary of $300,000 for 2019. In March 2020, the Compensation Committee amended Mr. Febbo’s employment agreement to provide for a base salary of $350,000 in 2020 and $400,000 in 2021. In September 2021, the Compensation Committee increased Mr. Febbo’s base salary to $450,000 effective October 15, 2021. Mr. Febbo’s base salary will be reviewed by the Compensation Committee annually and adjusted at their discretion. Pursuant to Mr. Febbo’s employment agreement, he is eligible to participate in the Company’s executive bonus plan, described in greater detail below, with a target bonus of 60% of his annual salary. In September 2021, the Compensation Committee increased Mr. Febbo’s target bonus to 100% of his annual salary. Mr. Febbo’s employment agreement also provides that he will be entitled to participate in the Company’s health and welfare benefit programs and other benefit programs for which other Company employees are generally eligible. Mr. Febbo’s employment agreement also calls for him to be reimbursed $4,000 per year for a separate term life insurance policy. Mr. Febbo’s employment agreement contains provisions that provide for the following payments upon termination of employment as a result of death, disability, without “cause,” or for “good reason”: (i) a lump sum payment in an amount equal to twelve months of his then applicable base pay, (ii) an amount equal to his annual target bonus based on his then applicable base pay, and (iii) twelve months of Company provided benefits, including health, dental, vision, life, and disability, as well as Company retirement plan contributions. In the event of a “change in control” of the Company, Mr. Febbo will receive (i) eighteen months of his then applicable base pay, (ii) an amount equal to his target bonus associated with such final base pay, calculated as 1.5 times the annual target amount, (iii) eighteen months of Company provided benefits including health, dental, vision, life, and disability insurance, as well as Company retirement plan contributions, and (iv) if the Company’s equity awards are assumed in the change in control, accelerated vesting of his unvested stock options. In addition, Mr. Febbo was eligible for a change in control bonus if a change in control transaction occurred prior to December 31, 2021. No change in control occurred in 2021 and, as such, no change in control bonus was awarded. Mr. Febbo’s employment agreement further provides that in the event that there is an excise tax imposed with respect to any payment described above or pursuant to any other plan, arrangement or agreement as a result of or in connection with a change of control or termination, Mr. Febbo will be paid an additional tax gross-up payment to offset the effect of the excise tax. The agreement also includes standard confidentiality, invention assignment and non-compete provisions typically included in agreements of this type.

In March 2020, the Compensation Committee granted Mr. Febbo 84,786 restricted stock units that vested over the course of 2020. In January 2021, the Compensation Committee granted Mr. Febbo 28,883 restricted stock units that vest annually over a 3-year period starting on the date of grant. In October 2021, the Compensation Committee granted Mr. Febbo 182,398 restricted stock units, which may be earned over a five-year period commencing on the grant date with three stock price milestones. The restricted stock units will be earned in three tranches with each one-third portion (60,191, 60,191, and 62,016 restricted stock units, respectively) earned when the stock price exceeds the base price of $65.91 by 50% ($98.87), 100% ($131.82), and 150% ($164.78), respectively, for thirty (30) consecutive trading days, referred to as the “Earned Milestone Date.” Each one-third portion of the earned restricted stock units will vest on the first anniversary of each of the Earned Milestone Dates. The milestones set forth above were set for compensation purposes only and do not constitute, and should not be viewed as, management’s projection of future results. The October 2021 grant to Mr. Febbo is expected to be Mr. Febbo’s equity award from the Company for the next five years (in lieu of any additional annual grants); however, the Compensation Committee may in its sole discretion reconsider any additional grants.

Edward Stelmakh.    Mr. Stelmakh joined the Company as Chief Financial Officer & Chief Operating Officer on October 11, 2021. In connection with Mr. Stelmakh’s appointment as Chief Financial Officer/Chief Operations Officer, the Company entered into an offer letter with Mr. Stelmakh. The offer letter provides that Mr. Stelmakh’s employment will be on an at-will basis and provides Mr. Stelmakh an annual base salary of $425,000. Mr. Stelmakh’s base salary will be reviewed by the Compensation Committee annually and adjusted at their discretion. In addition, the offer letter provides that Mr. Stelmakh will: (i) be eligible to participate in the Company’s executive bonus plan, with a target annual bonus equal to 50% of his base salary (with such bonus being pro-rated in his first year of employment); (ii) receive a one-time equity grant valued at $3.0 million on the grant date; (iii) be eligible to participate in the Company’s annual equity grant program, with the annual equity grant to be made in 2022 reflecting his performance and the Company’s performance for 2021 (issued pro rata based on his tenure with the Company in 2021) and with the annual equity grant in every year thereafter being made in a manner consistent with other similarly situated executives; and (iv) be entitled to participate in various Company benefit programs offered to employees and be eligible to participate in the Company’s flexible paid time off policy. Mr. Stelmakh’s offer letter also provides that if his employment is terminated without cause, Mr. Stelmakh will receive, as severance pay, twelve months of his then applicable base salary. In addition, assuming Mr. Stelmakh makes a timely election to continue his medical and dental insurance benefits pursuant to COBRA, medical, dental and vision insurance will be available to Mr. Stelmakh for the twelve month period following termination (until he obtains alternative health insurance) to the same extent that such insurance is provided to persons who are employed by the Company, including the Company’s payment of the employer portion of premiums, and Mr. Stelmakh’s contribution to premiums, the latter of which will be deducted from the severance pay. The Company’s obligation to pay or to provide the above benefits are conditioned on Mr. Stelmakh executing a waiver and release in favor of the Company. The agreement also includes standard confidentiality, invention assignment and non-compete provisions typically included in agreements of this type.

In October 2021, the Compensation Committee granted Mr. Stelmakh 25,191 options with an exercise price of $81.09 per share, and 24,664 restricted stock units, which options and restricted stock units vest annually over a three-year period beginning on the date of the grant.

Marion Odence-Ford.    Ms. Odence-Ford joined the Company as General Counsel and Chief Compliance Officer on February 8, 2021. On January 29, 2021, we entered into an employment agreement with Ms. Odence-Ford, which was amended on February 28, 2022. The employment agreement provides for at-will employment and does not have a specific term. Ms. Odence-Ford’s employment agreement initially provided for an annual base salary of $280,000 per year. In February 2022, the Compensation Committee amended Ms. Odence-Ford ‘s employment agreement to set Ms. Odence-Ford’s annual base salary, effective as of January 1, 2022, at $296,000 per year, subject to increase but not decrease from time to time as determined by the Compensation Committee. Ms. Odence-Ford’s employment agreement initially provided that Ms. Odence-Ford was eligible to participate in the Company’s executive bonus plan with a target bonus of 40% of her annual salary. Ms. Odence-Ford’s employment agreement, as amended, provides that Ms. Odence-Ford shall be eligible for (i) annual bonuses provided under the Company’s cash incentive plans, and (ii) grants of awards under the Company’s equity-related incentive plans, in case of both clauses (i) and (ii) in such amounts as determined by the Compensation Committee, in its sole discretion. For 2022, the Compensation Committee determined that Ms. Odence-Ford is eligible to participate in the Company’s cash incentive plan with a target bonus of 40% of her annual salary.

Ms. Odence-Ford‘s employment agreement also provides that she is eligible to participate in various Company benefit programs offered to employees, such as a 401(k) plan, group medical and dental insurance, short and long-term disability benefits, and a vacation plan. In addition, Ms. Odence-Ford’s contract also provides for twelve months of severance if she is terminated without cause. Such severance will be paid out on normal payroll dates for the twelve months following termination. The agreement also includes standard confidentiality, invention assignment and non-compete provisions typically included in agreements of this type.

In February 2021, the Compensation Committee granted Ms. Odence-Ford 20,000 restricted stock units which vest annually over a five-year period beginning on the date of the grant. In November 2021, the Compensation Committee granted Ms. Odence-Ford 10,958 options with an exercise price of $93.37 per share, and 5,355 restricted stock units, which options and restricted stock units vest annually over a three-year period beginning on the date of the grant. In March 2022, the Compensation Committee granted Ms. Odence-Ford 4,690 options with an exercise price of $43.24 per share, and 2,313 restricted stock units, which options and restricted stock units vest annually over a three-year period beginning on the date of the grant.

Executive Bonus Plan.    The Company had a bonus plan covering executive officers, with each officer having a target bonus amount expressed as a percentage of their base salary for 2021. The bonus plan is pro-rated for officers with only a partial year of employment. In 2021, the bonuses were payable based upon the achievement of a revenue goal and an adjusted EBITDA goal, each based on the Company’s annual budget. Each performance goal was assigned a weighting—75% for revenue and 25% for adjusted EBITDA. For 2021, “adjusted EBITDA” was defined to mean net income (loss), as determined under GAAP, plus interest expense and depreciation and amortization expense, and less interest income, further adjusted to exclude (i) stock compensation expense, and (ii) unusual or infrequent items. As it related to adjustments for unusual or infrequent items, the Compensation Committee eliminated $467,093 of unbudgeted expenses related to the Company’s comprehensive review of its governance policies, procedures and practices and CEO compensation design. Bonuses are payable in a lump sum after the Company’s audited financial statements are finalized. To be eligible to receive a bonus payment, participants must be employed by the Company at the time bonuses are paid. If termination of employment resulting from a change in control occurs during the year, then a pro-rated bonus will be paid to the participant at the time of termination.

For 2021, our Compensation Committee set threshold, target, and maximum performance-based cash bonus award levels based on our annual operating budget. There would be no annual performance-based cash bonus payout with respect to any Company performance metric for which actual Company performance did not meet the threshold level. Payout at threshold would be at 50% of target. Achievement between specified Company performance levels would result in a payout based on linear interpolation. In addition, the annual performance-based cash bonus award had a cap of 200% of the target annual incentive opportunity for such performance measure as a maximum award level for each of our named executive officers. The Company performance metrics operate independently.

The payouts related to 2021 are reflected in the summary compensation table above. In 2021, the Company exceeded the revenue target and achieved the threshold level of the adjusted EBITDA goal.

In February 2022, the Compensation Committee adopted the OptimizeRx Corporation 2022 Cash Bonus Plan (the “2022 Cash Plan”). The purpose of the 2022 Cash Plan is to align officers’ and other employees’ efforts with the strategic goals of the Company through competitive annual incentive opportunities. The 2022 Cash Plan will be administered by the Compensation Committee of the Company’s Board of Directors. The Compensation Committee will have the power to grant awards under the 2022 Cash Plan, determine the amount of cash to be paid pursuant to each award and the terms and conditions of each award. Awards may provide for payment in installments, or upon the satisfaction of qualitative performance standards or quantitative performance standards, on an individual, divisional or Company-wide basis, as determined by the Compensation Committee.

Each participant in the 2022 Cash Plan will be entitled to receive payment of the award only after certification by the Compensation Committee that the targets associated with the award have been satisfied. Final payments with respect to awards will vary based on the level of achievement measured against the pre-determined performance measures. Except as may be approved by the Compensation Committee, each participant must be employed full-time on the date of payment, and not under a notice of termination, to receive the amount earned under the award. Except as otherwise provided by the Compensation Committee, awards will be paid on or before March 15th, following the end of the Plan year in which payment under the award is earned. The Compensation Committee will have the discretion to reduce or eliminate the amount otherwise payable to a participant if it determines that such a reduction or elimination is in the best interests of the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for each of our named executive officer’s information regarding unexercised options and unvested stock awards outstanding at December 31, 2021.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)
William J. Febbo	—	—	—	—	28,883	1,793,923	—	—
	—	—	—	—	—	—	60,191	3,738,463
Edward Stelmakh	—	25,191	81.09	10/11/2026	—	—	—	—
	—	—	—	—	24,664	1,531,881	—	—
Marion K. Odence-Ford	—	—	—	—	20,000	1,242,200	—	—
	—	10,958	93.37	11/08/2026	—	—	—	—
	—	—	—	—	5,355	332,599	—	—

____________

(1)     The options set forth in this column held by (i) Ms. Odence-Ford vests in three equal annual installments beginning November 8, 2022, the first anniversary of the grant date; and (ii) Mr. Stelmakh in three equal annual installments beginning on October 11, 2022, the first anniversary of the date of grant.

(2)     The vesting schedule for restricted stock units that have not vested is as follows:

Name	Grant Date	Unvested Shares/Units	Vesting Schedule
William J. Febbo	1/7/2021	28,883	(a)
Edward Stelmakh	10/11/2011	24,664	(a)
Marion K. Odence-Ford	2/11/2021	20,000	(b)
	11/8/2021	5,355	(a)

_________

(a)     Restricted stock units vest in three equal annual installments beginning on the first anniversary of the grant date.

(b)     Restricted stock units vest in five equal annual installments beginning on the first anniversary of the grant date.

(3)     Calculated by multiplying the closing price per share of the Company’s common stock on December 31, 2021, $62.11 by the number of shares.

(4)     Shares of performance-based restricted stock unit awards granted in 2021 which may be earned if and when predetermined stock price thresholds are met over a five-year performance period. For more information, see “—Narrative Disclosure to the Summary Compensation Table—William J. Febbo” Consistent with SEC rules, the number of shares is presented assuming threshold performance. The actual number of shares earned pursuant to performance-based restricted stock units may vary substantially from the amounts set forth above based on actual performance through the end of the applicable performance period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Policy on Related Party Transactions

In June 2021, the Company adopted a written Related Person Transaction Policy to govern the procedures for review and consideration of all related party transactions.

The Related Person Transaction Policy applies to any transaction in which OptimizeRx is a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. A related party means any director or executive officer, any nominee for director, any stockholder known to OptimizeRx to be the beneficial owner of more than 5% of any class of the Company’s voting securities, any immediate family member of any such persons, any entity in which any of such persons is employed or occupies a similar position, and any entity in which any of such persons has a direct or indirect ownership interest in such entity that, when aggregated with the ownership interests of all the persons identified above, amounts to a 10% or greater ownership interest.

It is the responsibility of the Audit Committee to review related party transactions and approve, ratify, revise or reject such transactions. It is our policy to enter into or ratify related party transactions only when it is determined that the related party transaction in question is in, or is not inconsistent with, the best interests of OptimizeRx and its stockholders. In determining whether to approve or ratify a related party transaction, the Audit Committee may consider, among other factors it deems appropriate, whether the proposed transaction would occur in the ordinary course of business; the purpose and benefits of the proposed transaction to OptimizeRx; the terms and conditions of the proposed transaction; and the terms and conditions available to unrelated third parties in arms-length negotiations in respect of similar transactions. No director may participate in the deliberations or vote regarding a transaction in which he or she, or a member of his or her immediate family, has a direct or indirect interest.

Under our Related Person Transaction Policy, certain types of transactions are deemed to be pre-approved, including compensation of executive officers and directors approved by the Compensation Committee and transactions involving competitive bids or at rates fixed by governmental authority.

Related Party Transactions

James Lang, one of our Board Members, is the Chief Executive Officer of EVERSANA, a leading provider of global commercialization services to the life science industry. OptimizeRx has entered into a Reseller Agreement with EVERSANA whereby EVERSANA may offer OptimizeRx solutions to its life sciences customers from which we generate revenue. During the year ended December 31, 2021, we recognized $218,333 in revenue from OptimizeRx solutions sold by EVERSANA to its life sciences customers. No revenues were recognized in 2020 related to contracts with EVERSANA. Each opportunity sourced by EVERSANA was reviewed and approved by the Audit Committee. In the opinion of the Audit Committee, the contracts are at market rates, were generated in the normal course of business and are no less favorable than those which could have been obtained from an unaffiliated party.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers described in this proxy statement. Accordingly, the following resolution is submitted for stockholder vote at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to applicable SEC rules, including the compensation tables and any related narrative discussion, is hereby APPROVED.”

The “say on pay” vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinion of our stockholders and to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

In keeping with the preference expressed by our shareholders at our 2021 Annual Meeting of Stockholders, our Board has adopted a policy of holding say-on-pay votes every year until the Company is required to hold another advisory vote on the frequency of say-on-pay votes, which will occur no later than our 2027 Annual Meeting of Stockholders. The next say-on-pay vote will occur at our 2023 Annual Meeting of Stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY
BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,
AS DESCRIBED IN THIS PROXY STATEMENT PURSUANT TO SEC RULES.

INFORMATION REGARDING SECURITY HOLDERS

Security Ownership of Management

Set forth below is certain information with respect to the beneficial ownership of our common stock as of the record date by each director, each named executive officer, and by all of our directors and executive officers as a group. As of the record date, 18,152,349 shares of our common stock were outstanding. Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the shares of common stock listed. The address of each person named in this table is c/o OptimizeRx Corp., 400 Water Street, Suite 200, Rochester, MI 48307.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent(1)
William J. Febbo	445,672	2.5%
Edward Stelmakh	—	*
Marion Odence-Ford	4,000	*
Gus D. Halas	64,828	*
James Lang	32,660	*
Patrick Spangler	16,083	*
Lynn O’Connor Vos	32,890	*
Gregory D. Wasson	17,931	*
All current directors and executive officers as a group (10 persons)	631,901	3.5%

____________

*        Denotes less than 1%.

(1)     The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power. The same shares may be beneficially owned by more than one person. Shares of common stock currently issuable or issuable within 60 days of the record date upon the exercise of options are deemed to be outstanding in computing the beneficial ownership and percentage of beneficial ownership of the person holding such securities, but they are not deemed to be outstanding in computing the percentage of beneficial ownership of any other person. Beneficial ownership does not include stock options and restricted stock units which have not vested as of, and will not vest within 60 days of, the record date. Beneficial ownership may be disclaimed as to certain of the securities.

(2)     Includes shares that could be acquired upon the exercise of stock options that are currently exercisable or exercisable within 60 days of the record date, as follows: 0 shares for Mr. Febbo; 0 shares for Mr. Stelmakh; 0 shares for Ms. Odence-Ford; and 17,837 shares for all current directors and executive officers as a group.

Principal Security Holders

The following table sets forth information regarding persons or entities that, to the best of our knowledge, were beneficial owners of more than 5% of our outstanding common stock as of December 31, 2021.

Name and Address of Beneficial Owner	Amount and nature of beneficial ownership		Percentage of Class(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,668,088	(2)	14.70%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,082,776	(3)	5.96%

____________

(1)     Based on 18,152,349 shares of common stock outstanding as of the record date.

(2)     The number of shares reported above is based solely on a Schedule 13G/A filed with the SEC on January 27, 2022 by BlackRock, Inc., referred to as “BlackRock,” on behalf of BlackRock and its subsidiaries. BlackRock reported that, as of December 31, 2021, it had sole voting power with respect to 2,655,187 shares of our common stock, sole dispositive power with respect to 2,668,088 shares of our common stock, and shared voting and dispositive power with respect to 0 shares of our common stock.

(3)     The number of shares reported above is based solely on a Schedule 13G filed with the SEC on February 10, 2022 by The Vanguard Group, Inc., referred to as “Vanguard.” Vanguard reported that, as of December 31, 2021, it had sole voting power with respect to 0 shares of our common stock, sole dispositive power with respect to 1,037,357 shares of our common stock, shared voting power with respect to 33,023 shares of our common stock and shared dispositive power with respect to 45,419 shares of our common stock.

PROPOSAL NO. 3
RATIFICATION OF UHY LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the fiscal year ended December 31, 2021 was the firm of UHY LLP (“UHY”). The Audit Committee has appointed UHY as our independent registered public accounting firm for the fiscal year ending December 31, 2022. A representative of UHY is expected to attend the annual meeting and to have the opportunity to make a statement, if he or she desires to do so, and is expected to be available to respond to appropriate questions submitted by stockholders in advance of the annual meeting.

The Audit Committee, with the endorsement of the Board, recommends that you ratify that appointment. Although ratification is not required by our bylaws or otherwise, we are submitting the selection of UHY to you for ratification as a matter of good corporate practice. If the selection is not ratified by a majority of the votes cast on this proposal at the annual meeting, our Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, our Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Change in Certifying Accountant

On June 22, 2020, the Company engaged UHY as the Company’s independent registered public accounting firm and dismissed Marcum LLP (“Marcum”) as the Company’s independent registered public accounting firm. The engagement of the UHY was approved by the Company’s Audit Committee.

Marcum’s audit report on the financial statements of the Company for the year ended December 31, 2019 contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

For the year ended December 31, 2019, and through the interim period ended June 22, 2020, there were no “disagreements” (as such term is defined in Item 304 of Regulation S-K) with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Marcum would have caused them to make reference thereto in their reports on the financial statements for such periods.

For the year ended December 31, 2019, and through the interim period ended June 22, 2020, there were the following “reportable events” (as such term is defined in Item 304 of Regulation S-K). As disclosed in Part II, Item 9A of the Company’s Form 10-K for the year ended December 31, 2019, the Company’s management determined that the Company’s internal controls over financial reporting were not effective as of the end of such period.

Due to the existence of the material weaknesses, as explained above, Marcum expressed an adverse opinion on the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2019.

Other than as disclosed above, there were no reportable events for the year ended December 31, 2019, and through the interim period ended June 22, 2020. The Company’s Board of Directors discussed the subject matter of each reportable event with Marcum. The Company authorized Marcum to respond fully and without limitation to all requests of UHY concerning all matters related to the audited period by Marcum, including with respect to the subject matter of each reportable event.

On June 24, 2020, the Company provided Marcum with its disclosures in the Current Report on Form 8-K disclosing the dismissal of Marcum and requested in writing that Marcum furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with such disclosures. Marcum’s response is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 26, 2020.

Prior to retaining UHY, the Company did not consult with UHY regarding either: (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was the subject of a “disagreement” or a “reportable event” (as those terms are defined in Item 304 of Regulation S-K).

Independent Registered Public Accountant Fee Information

Aggregate fees for professional services rendered by our independent registered public accounting firms to us as of and for the fiscal years ended December 31, 2021 and December 31, 2020 are set forth in the tables below:

UHY LLP

Fiscal Year Ended December 31	Audit Services	Audit-Related Fees	Tax Fees	Other Fees
2021	$389,500	$32,500	$—	$—
2020	$164,900	$—	$49,345	$—

Marcum LLP

Fiscal Year Ended December 31	Audit Services	Audit-Related Fees	Tax Fees	Other Fees
2020	$19,570	$—	$—	$—

Audit Fees.    Audit fees were for professional services rendered for the audits of our annual financial statements and review of our quarterly financial statements.

Audit-Related Fees.    Audit-Related fees were for services relating to comfort letters provided to investment banks in connection with stock offerings and for consent and review of registration statements and the proxy statement filed by the Company with the SEC.

Tax Fees.    Tax Fees paid to UHY in 2020 related to preparation of our 2019 tax returns and 2020 estimated taxes. After appointing UHY as our independent registered public accounting firm in 2020, we retained a different firm to prepare our 2020 tax returns.

The Audit Committee has considered and determined that the services provided by UHY are compatible with UHY maintaining its independence.

Pre-Approval Policies and Procedures

The Audit Committee Charter provides that one of the Audit Committee’s responsibilities is the pre-approval of all audit and permitted non-audit services performed by the independent registered public accounting firm. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee Charter also authorizes the Audit Committee to delegate to one or more of its members the authority to pre-approve all audit and permitted non-audit services. The Audit Committee and/or its delegate pre-approved all of the audit and audit-related services provided by our independent registered public accounting firms to us during the fiscal years ended December 31, 2021 and December 31, 2020. The tax services provided by UHY in 2020 were not pre-approved by the Audit Committee due to the fact that UHY was not engaged as our independent registered public accounting firm at the time these services were performed.

The Board recommends a vote “FOR” the
ratification of the appointment of UHY AS the Company’s
independent registered public accounting firm for FISCAL 2022.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting processes on behalf of the Board. Management is responsible for the financial statements and the reporting processes, including the internal control over financial reporting. The Company’s independent registered public accounting firm, UHY, is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors these processes. The Audit Committee has reviewed and discussed the audited financial statements with management and management’s and UHY’s evaluations of the Company’s system of internal control over financial reporting contained in the 2021 Annual Report on Form 10-K.

As required by the standards of the Public Company Accounting Oversight Board (“PCAOB”), the Audit Committee has discussed with UHY (i) the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, and (ii) the independence of UHY from the Company and management. UHY has provided the Audit Committee the written disclosures and letters required by applicable requirements of the PCAOB regarding the independent accountant communicating with the Audit Committee concerning independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

The Audit Committee:

Patrick Spangler, Chair
Gus D. Halas
Lynn O’Connor Vos

STOCKHOLDER PROPOSALS

The table below summarizes the requirements for stockholders who wish to submit proposals or director nominations for our 2023 Annual Meeting of Stockholders. Stockholders are encouraged to consult Rule 14a-8 of the Exchange Act and our bylaws, as appropriate, to see all applicable requirements.

	Proposals for inclusion in 2023 Proxy Statement	Other proposals/nominees to be presented at the 2023 Annual Meeting*
Type of proposal	SEC rules permit stockholders to submit proposals for inclusion in our 2023 proxy statement by satisfying the requirements set forth in Rule 14a-8 of the Exchange Act

Stockholders may present proposals or director nominations directly at the 2023 Annual Meeting (and not for inclusion in our proxy materials) by satisfying the requirements set forth in Article II, Section 2.13 of our bylaws**

When proposal must be received by OptimizeRx	No later than December 26, 2022	Not earlier than the close of business on February 9, 2023 and not later than the close of business on March 11, 2023
Where to send	OptimizeRx Corporation, 400 Water Street, Suite 200, Rochester, MI 48307
What to include	The information required by Rule 14a-8	The information required by our bylaws**

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*        SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline, and in certain other cases notwithstanding the stockholder’s compliance with this deadline.

**      Our bylaws are available on our website located at www.optimizerx.com under “Investor Relations—Governance.”

OTHER MATTERS

As of the date of this proxy statement, no other matter is known which will be brought before the annual meeting. If any matter not described in this proxy statement is properly presented for a vote at the meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment and discretion

HOUSEHOLDING

In accordance with notices previously sent to many stockholders who hold their shares through a broker, bank or other holder of record (“street-name stockholders”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this proxy statement or the accompanying annual report on Form 10-K may request a copy by contacting the broker, bank or other holder of record. Alternatively, we will promptly deliver a separate copy of either of such documents if a street-name stockholder contacts us either by calling (248) 651-6568 or by writing to OptimizeRx Corporation, 400 Water Street, Suite 200, Rochester, MI 48307 Attn: Corporate Secretary.

Street-name stockholders who are currently receiving householded materials may revoke their consent, and street-name stockholders who are not currently receiving householded materials may request householding of our future materials, by contacting Broadridge Financial Services, Inc., either by calling toll free at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent, you will be removed from the “householding” program within 30 days of Broadridge’s receipt of your revocation, and each stockholder at your address will receive individual copies of our future materials.

SCAN TO
VIEW MATERIALS & VOTE

DETACH AND RETURN THIS PORTION ONLY

OPTIMIZERX CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of six directors to serve on the Company's board of directors until the 2023 annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

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Nominees:

01) William J. Febbo
02) Gus D. Halas
03) Lynn O'Connor Vos
04) James Lang
05) Patrick Spangler
06) Gregory D. Wasson

The Board of Directors recommends you vote FOR the following proposals:

NOTE: To transact such other business as may be properly brought before the Annual Meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

SCAN TO VIEW MATERIALS & VOTE OPTIMIZERX CORPORATION 400 WATER STREET, SUITE 200 ROCHESTER, MI 48307 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on June 8, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/OPRX2022 You may attend the Annual Meeting via live webcast and vote when prompted during the meeting. Have the information that is printed on this proxy card in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on June 8, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D79898-P73392 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D79899-P73392 OPTIMIZERX CORPORATION Annual Meeting of Stockholders June 9, 2022, at 10:00 AM EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Marion Odence-Ford and Edward Stelmakh, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of OPTIMIZERX CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 10:00 AM, Eastern Daylight Time, on June 9, 2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side